EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-39167 and Form S-4 No. 333-30545) and related Prospectuses and Registration Statements (Form S-8 Nos. 333-93115, 333-72751, 333-66833, 333-01011 and 333-32981) pertaining to the amended and restated 1996 Performance-Based Restricted Stock Plan, 1997 Incentive Stock Plan, 1999 Employee Stock Purchase Plan and 1999 Stock Option Plan of Lam Research Corporation of our report dated July 21, 2000, with respect to the consolidated financial statements and schedule of Lam Research Corporation included in the Annual Report (Form 10-K) for the year ended June 25, 2000.

/S/ ERNST & YOUNG LLP

San Jose, California
September 14, 2000